Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media Relations Wayside Technology Group, Inc. (732) 389-0932, x7393 media@waysidetechnology.com

Wayside Technology Group Adds Bill Botti as Executive Vice President

Brings recognized distribution and channel experience to promote continued growth

Shrewsbury, NJ, March 25, 2014 — Wayside Technology Group, Inc. (NASDAQ: WSTG), a unified international technology channel company that markets software — directly and through resellers — to information technology professionals worldwide, today announced the appointment of Bill Botti as Executive Vice President, effective April 21, 2014. Botti, a recognized industry leader, brings a wealth of sales and channel experience and many valuable relationships to Wayside Technology Group.

Botti joins Wayside with more than 30 years of industry and channel experience. Most recently, he served as Vice President of North American Sales at Veeam Software, where he re-architected that company’s North America ProPartner program and significantly grew partner revenues. Prior to Veeam, he was President and Chief Operating Officer of Arrow ECS’s Alternative Technology Group, where he led the organization to achieve nearly 700% growth. Botti’s team at Arrow served resellers and solution providers throughout the United States and Canada. Prior to Arrow, he founded one and led three other technology companies, each of which enjoyed record growth and profitability. During his career, Botti has chaired several reseller and distribution councils.

“Bill Botti is an exceptional and well-respected industry leader, and we look forward to him joining us with great expectations,” said Simon Nynens, Chairman and Chief Executive Officer, Wayside Technology Group. “Bill’s experience will be vital in shaping and executing our business strategies with our reseller and vendor partners - this year and in the years to come.”

“I am very excited about the opportunity to join Wayside Technology and work with industry leading people, partners and technologies,” said Botti. “I am passionate about the channel and enjoy working with both vendors and resellers and am extremely excited to start this new adventure.”

Wayside Technology Group subsidiaries include Lifeboat Distribution, an international specialty distributor of software products and services, TechXtend (formerly Programmer’s Paradise), a leading value-added reseller of software, systems and solutions, and International Software Partners (ISP), a provider of private-label online shopping, sales lead handling, and software fulfillment services to software publishers.

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About Wayside Technology Group

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, DataCore, Datawatch, Dell/Dell Software, Flexera Software, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Samsung, SAP/Sybase, SmartBear, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Unitrends, Veeam Software and VMware.

Additional information can be found by visiting www.waysidetechnology.com

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The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission.